Exhibit 10.1

OuterwallTM

December 20, 2013

Dear Peter,

Outerwall is pleased to offer you the position of Interim Chief Accounting Officer with the company. Effective January 11, 2014 you will assume the title, authority and responsibilities of Chief Accounting Officer reporting directly to the Chief Financial Officer. This is an interim assignment and will conclude upon appointment of the Chief Accounting Officer position. This letter will serve to confirm our understanding of your acceptance of this position.

Salary

Effective for the period of the interim assignment, your compensation will be based on an annualized salary of $200,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year).

Incentive Plans:

You are eligible to continue to participate in Outerwall’s incentive plans. Your target bonus opportunity will continue to be 25% of your base compensation and eligible earnings during the interim assignment will apply in the calculation of your target bonus. You will continue to participate in the bonus plan for shared service employees and/or similar plan in 2014.

As part of this interim assignment, your total 2014 Long-Term Incentive Plan (LTIP) will be targeted at $75,000. The final amount of the award will be determined in conjunction with our annual review process and may vary based on performance. This award is administered by the Outerwall Compensation Committee and will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements. This equity award will be processed with the annual equity grants of other employees in February, 2014.

1800 114th Avenue SE, Bellevue, WA98004

P.O. Box91258 Bellevue.WA 98009

outerwall.com

Filing Bonus

Following the successful completion and timely filing of the 2014 10-K, you will be eligible for one-time bonus of $25,000. This bonus will be paid as soon as administratively feasible following the filing.

Benefits

You will continue to be eligible for your current Outerwall benefits.

Peter, if you agree with and accept the terms of this interim assignment, please sign and return one copy of this letter to me by December 23, 2013. Congratulations, I look forward to working more closely together.

Sincerely, Accepted by:

/s/ Galen C. Smith /s/ Peter Osvaldik Date 12/20/13

Galen C. Smith Peter Osvaldik

Chief Financial Officer